EXHIBIT 99.1

For Immediate Release: December 12, 2007	NEWS RELEASE

Telkonet Under New Leadership with CEO and COO Appointments

Major Reorganization Heralds Next Phase of Dynamic Progress

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leading technology solutions provider for broadband networking, end-to-end service support and energy management, today announced that Jason Tienor has been named President and Chief Executive Officer (CEO), and Dottie Cleal has been promoted to Chief Operating Officer (COO) effective immediately. These appointments mark an important phase of change and opportunity for the company, and cement the long-term strategy initiated in August 2007 to drive Telkonet forward in an expanding marketplace. Under this dynamic new leadership, Telkonet is embarking on a key phase of development, encompassing a number of critical technical, personnel, integrational and operational changes. Key objectives for Jason Tienor and Dottie Cleal include expanding Telkonet’s presence into new markets, combined with enhancing the company’s effectiveness and increasing shareholder value.

“In recent months, we have put the building blocks in place that will enable Telkonet to develop and grow in line with its true potential, and we are seeing momentum build steadily,” said Jason Tienor. “I am confident that we will achieve our clearly stated objectives of attaining market leadership and profitability. I regard it as a great honor to lead the company at this pivotal time, and clearly understand the demands, responsibilities and accountability that come with this position. I am committed to communicating openly and candidly with our investors, shareholders and partners, as we embark on this new phase of the company’s evolution.”

Dottie Cleal commented, “It is a great privilege to serve as Telkonet's COO. Telkonet has tremendous potential and I am excited to be a part of the leadership team during this important time in Telkonet's history.”

Founder and former CEO Ron Pickett is named Vice Chairman of Telkonet’s Board of Directors, and will continue to play an important senior advisory role. Pete Musser, Chairman of the Board, observed that having Ron’s leadership, vision and commitment from Telkonet’s inception were important to acknowledge.

“Ron has given so much in so many ways,” said Pete Musser, who summarized by saying that the new leadership is a key part of Telkonet’s planned strategy, and will enable the next phase of the company’s evolution, positioning Telkonet for success in calendar year 08.

In addition to these changes, Telkonet also announced the promotion of Rick Leimbach to Chief Finance Officer (CFO), and the promotion of Jeff Sobieski as Executive Vice President of Energy Management.

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Contacts: Joe Noel Telkonet 240.912.1851 Andrew Hellman CEOcast 212.732.4300 adhellman@ceocast.com Georgina Garrett/Simon Jones Garrett Axford 1-866 940 9987 +44.1903.854900 mail@garrett-axford.co.uk

“Rick Leimbach has been with Telkonet for almost four years and is an integral part of our team in executing the future strategy for Telkonet”, Jason Tienor commented. Jeff Sobieski, the former CIO of EthoStream, will lead Telkonet’s Energy Management initiatives through its anticipated rampant growth and strategic activities. Jeremy Griesbach has been named as the new Vice President of Global Sales. He brings a strong history of success in sales and marketing.

The long-term strategy introduced in the summer included a series of major cost-reducing programs, which are already producing tangible results. These focus on achieving rapid savings in terms of operational costs, with projected savings of approximately $2.1 million on an annualized basis, as well as driving down the cost of sales and improving gross margins. Growth prospects for Telkonet are excellent, with the company being well-positioned within some of the most exciting technology markets in existence. The company’s energy management and hospitality businesses are scheduled to double, matched by continued growth within the government systems-related sectors. Telkonet’s substation monitoring business also holds meaningful revenue potential. In addition, gross margins are set to increase into 2008, in line with increasing volumes and revenues, and near-future cash flow breakeven is forecast, together with positive earnings per share for full year 2008.

About Telkonet

Telkonet specializes in integrated solutions for broadband data networking and energy management, including in-building powerline communications (PLC) technology. Headquartered in Germantown, Maryland, USA, Telkonet serves thousands of customers worldwide. Telkonet’s technology innovation is underpinned by end-to-end quality of service and comprehensive customer support. Its portfolio includes:

•	The revolutionary Telkonet iWire System™, converting sites’ existing internal electrical infrastructures into an IP network backbone.

•	The integrated EthoStream platform for wired and wireless HSIA, differentiated by outstanding remote management tools and dedicated customer support facilities.

•	Telkonet SmartEnergy, achieving 30% energy savings through intelligent in-room energy management.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).